Exhibit 99.1

March 31, 2009

Global Energy Holdings Group, Inc.
3348 Peachtree Road, N.E.
Tower 200, Suite 250
Atlanta, GA 30326

Gentlemen,

We were unable to complete our audit of the financial statements of Global Energy Holdings Group, Inc. (“Global”) as of December 31, 2008 and for the annual period then ended, in time for Global’s Annual Report on Form 10-K to be filed timely due to Global’s failure to pay amounts owed to us.

/s/ Imowitz Koenig & Co., LLP
Certified Public Accountants